Exhibit 99.1
Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	May 14, 2014 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS SECOND QUARTER
AND FISCAL FIRST HALF RESULTS

CLEVELAND, OH, May 14  Hickok Incorporated (OTC QB: HICKA.PK), a Cleveland based supplier of products and services for the automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for the second quarter and six months ended March 31, 2014.

For the quarter ended March 31, 2014, the Company recorded a net loss of $297,655 or $.18 per share, compared with  net income of $119,431 or $.08 cents per share, in the same period a year ago. Sales in the second quarter were $1,116,467 down 43% from $1,964,338 a year ago.

In the first fiscal half, the Company reported a net loss of $617,942 or $.38 per share, compared with net income of $263,235 or $.17 cents per share, in the same period a year ago. Sales were $2,166,709 down 41%, compared to $3,703,241 in last year's first half.

Robert L. Bauman, President and CEO, said, "The second quarter was unexpectedly weak for our non-OEM markets that we believe was largely due to the difficult winter this year. Our third and fourth quarters will be much stronger primarily due to the large OEM order in our backlog and in part because we expect a strong recovery in the other markets.” He also added, “We are pursuing opportunities in two of our market segments that we believe offer significant sales in future years but it is too early to access the ultimate impact they may have."

Backlog at March 31, 2014 was $2,407,000, an increase of 277% from the backlog of $639,000 a year earlier. The increase was due to increased orders for diagnostic products to automotive OEM's of approximately $1,844,000, offset in part by a decrease in indicator products of approximately $18,000 and emissions products of approximately $38,000. The Company anticipates that most of the current backlog will be shipped in the last half of fiscal 2014.

The Company's current assets at March 31, 2014 of  $2,714,048 are 2.9 times current liabilities, there is no long-term debt and working capital is $1,781,469. These compare to March 31, 2013 current assets of $3,178,786 that were 4.6 times current liabilities, no long-term debt and working capital of $2,491,294. At March 31, 2014 shareholders' equity was $2,131,620 or $1.30 per share.

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2014, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		6 MONTHS
Period ended March 31	2014	2013	2014	2013
Net sales	$1,116,467	$1,964,338	$2,166,709	$3,703,241
Income (loss) before Income tax	(297,655)	119,431	(617,942)	263,235
Income (recovery of) taxes	-	-	-	-
Net income (loss)	(297,655)	119,431	(617,942)	263,265
Basic income (loss) per share	(.18)	.08	(.38)	.17
Diluted income (loss) per share	(.18)	.07	(.38)	.16

Weighted average shares outstanding	1,638,215	1,638,215	1,638,215	1,582,776